Exhibit 5

November 15, 2004

The Macerich Company

401 Wilshire Boulevard

Santa Monica, California 90401

Re:                               Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to The Macerich Company, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to $32,000,000 in aggregate principal amount of Deferred Compensation Obligations (the “Obligations”), covered by the above-referenced Registration Statement (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”).  Up to $20,000,000 in aggregate principal amount of the Obligations (the “Senior Executive Obligations”) are to be incurred under The Macerich Company 2005 Deferred Compensation Plan for Senior Executives (the “Senior Executive Plan”), and up to $12,000,000 in aggregate principal amount of the Obligations (the “Executive Obligations”) are to be incurred under The Macerich Company 2005 Deferred Compensation Plan for Executives (the “Executive Plan” and, together with the Senior Executive Plan, the “Plans”).  The Obligations are to be incurred upon the election by Eligible Employees (as defined in the respective Plans) to defer Compensation (as defined in the respective Plans) and the crediting of the deferred Compensation to the participant’s Deferral Account (as defined in the respective Plans).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.                                       The Registration Statement and all amendments thereto, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act;

2.                                       The Charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.                                       The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.                                       Resolutions adopted by the Board of Directors of the Company (the “Resolutions”) relating to the adoption of the Plans, the incurring of the Obligations under the Plans and the registration of the Obligations, certified as of the date hereof by an officer of the Company;

5.                                       The Senior Executive Plan, certified as of the date hereof by an officer of the Company;

6.                                       The Executive Plan, certified as of the date hereof by an officer of the Company;

7.                                       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8.                                       A certificate executed by an officer of the Company, dated as of the date hereof; and

9.                                       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.                                       Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.                                       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.                                       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and  delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.                                       All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.                                       The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.                                       The incurrence of the Senior Executive Obligations and the Executive Obligations have each been duly authorized as provided under the Plans, and, when and if incurred in the manner described in the Resolutions and the Plans, will be binding obligations of the Company.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ VENABLE, BAETJER & HOWARD, LLP